Exhibit 99.1
Horizon Technology Finance Announces Quarterly Dividend of
$0.33 Per Share and First Quarter 2011 Financial Results
Continues Strong Earnings Momentum and Portfolio Growth
FARMINGTON, Conn., May 10, 2011 — Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results and declared a cash dividend for the quarter ended March 31, 2011.
First Quarter 2011 Highlights
•	Increase in net assets from operations was $3.6 million, or $0.48 per common share, an increase of 38.6% from $2.6 million in the first quarter of 2010

•	Net investment income was $2.2 million, or $0.29 per common share

•	Net realized gain on investments was $0.2 million, or $0.03 per common share

•	Net asset value increased to $130.8 million, or $17.23 per share

•	Closed loan commitments totaling $52 million

•	Funded $28.8 million in loan investments

•	Unfunded loan approvals and commitments (“Committed Backlog”) increased to $48 million

•	Declared a first quarter dividend of $0.33 per share, which equated to a 8.25% yield using the Company’s closing price of $16.00 per share on May 10, 2011
Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “During the first quarter, our first full quarter as a public company, Horizon delivered strong financial results as management continues to deploy capital in a prudent manner. We have experienced a surge of investment activity in our target markets that has enabled our Company to significantly expand its earning assets. Based on our notable performance, Horizon’s Board declared a first quarter dividend of $0.33 per share, increasing our cumulative dividend to $0.55 per share since going public. In addition to our success in funding new loans and providing shareholders with attractive dividends, we further expanded our investment pipeline with a Committed Backlog as of March 31, 2011 totaling $48 million, which bodes well for future results.”
Operating Results
Total investment income, consisting of interest income and fees, increased 43.9% for the quarter ended March 31, 2011 to $5.5 million, as compared to $3.8 million for the quarter ended March 31, 2010. The year-over-year increase in investment income is primarily due to the increased average size of the Company’s loan portfolio. For the quarter ended March 31, 2011, total investment income consisted primarily of $4.5 million in interest income from investments, $0.4 million in income from the amortization of discounts and origination fees on investments, and $0.5 million in other income related to a one-time success fee received upon the completion of an acquisition of one of Horizon’s portfolio companies.

The Company’s weighted average portfolio yield, excluding warrant gains, was 15.4% for the quarter ended March 31, 2011, and 13.6% for the quarter ended March 31, 2010.
Total expenses were $3.2 million for the quarter ended March 31, 2011, as compared to $1.7 million for the quarter ended March 31, 2010. Total expenses consisted principally of interest expense and management and incentive fees. Professional fees and general and administrative expenses increased year-over-year primarily due to the cost associated with operating as a public company.
Net investment income for the quarter ended March 31, 2011 was $2.2 million, or $0.29 per common share. For the quarter ended March 31, 2010, net investment income was $2.1 million.
For the quarter ended March 31, 2011, the net realized gain on investments was $0.2 million, or $0.03 per common share, from the exercise of warrants in portfolio companies. The Company did not realize any gains on investments for the quarter ended March 31, 2010.
For the quarter ended March 31, 2011, the net unrealized appreciation on investments was $1.2 million, or $0.16 per common share. This compares to net unrealized appreciation on investments of $0.2 million for the quarter ended March 31, 2010. The year-over-year increase is primarily due to an increase in the enterprise value of private companies in which we hold warrants as well as an increase in the share value of public company warrants and equities for which we hold.
For the quarter ended March 31, 2011, the net increase in net assets resulting from operations was $3.6 million, as compared to a net increase in net assets resulting from operations of $2.6 million for the year-earlier period. The increase in net assets from operations is attributable to the growth in net investment income as a result of an expanding portfolio.
Portfolio Summary and Investment Activity
As of March 31, 2011, the Company’s debt portfolio consisted of 34 secured loans with an aggregate fair value of $144.7 million. In addition, the Company’s warrant portfolio of 45 investments had an aggregate fair value of $6.5 million as of March 31, 2011.
Total portfolio investment activity as of and for the quarter ended March 31, 2011 was as follows:

($ in thousands)
Beginning portfolio	$136,810
New loan funding	28,833
Less refinanced balances	(2,770)

Net new loan funding	26,063

Principal and stock payments received on investments	(7,759)
Early pay-offs	(3,347)
Accretion of loan fees	395
New loan fees	(513)
New equity	577
Net appreciation on investments	990

Ending Portfolio	$153,216

Portfolio Asset Quality
As of March 31, 2011 and March 31, 2010, the weighted average credit rating on the fair value of the Company’s loan portfolio was 3.2 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of these dates.
Liquidity and Capital Resources
As of March 31, 2011, the Company had cash and cash equivalents of approximately $69.5 million.

On March 3, 2011, the initial three-year revolving term for the Company’s Credit Facility ended. The balance as of March 31, 2011 will be amortized based on payments from our portfolio companies through March 3, 2015.
We continue to work closely with leading lenders to increase our borrowing capacity under favorable terms. We have identified a lead lender for a new credit facility and are in negotiation of terms. In addition, we continue to work with the Small Business Administration towards an SBIC license. On April 21, 2011, the SBA advised us that it required additional information in order to process the SBIC Application and provided the Company up to 90 days to provide the information. During the period of time that the Company takes to provide the requested information the application process is suspended. There can be no assurance that we will obtain either of these potential financing facilities.
First Quarter Dividend
On May 10, 2011, Horizon’s Board of Directors declared a first quarter dividend of $0.33 per share, payable on May 26, 2011 to stockholders of record on May 19, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2011 calendar year.
Conference Call
Management will host a conference call on Wednesday, May 11, 2011 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 61580102. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.
A replay of the call will be available through May 18, 2011. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 outside the U.S., and then enter the access code 61580102.
About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
Non-affiliate investments at fair value (cost of $148,783 and $133,494 respectively)	$153,216	$136,810
Cash and cash equivalents	69,503	76,793
Interest receivable	2,281	1,938
Other assets	444	664

Total assets	$225,444	$216,205

LIABILITIES

Borrowings	$92,712	$87,425
Base management fee payable	376	360
Incentive fee payable	529	414
Interest rate swap liability	180	258
Other accrued expenses	825	553

Total liabilities	94,621	89,010

Net assets
Common Stock, par value $0.001 per share, 100,000,000 shares authorized, 7,593,421 shares outstanding as of March 31, 2011 and December 31, 2010	$8	$8
Paid-in capital in excess of par	123,836	123,836
Accumulated undistributed net investment income	2,085	(143)
Net unrealized appreciation on investments	4,237	3,043
Net realized gains on investments	657	451

Total net assets	130,823	127,195

Total liabilities and net assets	$225,444	$216,205

Net asset value per common share	$17.23	$16.75

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	Three Months Ended	Three Months Ended
	March 31, 2011(1)	March 31, 2010(1)
Investment income
Interest income on non-affiliate investments	$4,893	$3,745
Interest income on cash and cash equivalents	65	9
Fee income on non-affiliate investments	502	39

Total investment income	5,460	3,793

Expenses
Interest expense	810	1,003
Base management fee	1,075	547
Performance based incentive fee	529	—
Administrative fee	295	—
Professional fees	318	73
General and administrative	205	57

Total expenses	3,232	1,680

Net investment income	2,228	2,113

Credit for loan losses	—	303

Net realized and unrealized gain on investments
Net realized gain on investments	206	—
Net unrealized appreciation on investments	1,194	202

Net realized and unrealized gain on investments	1,400	202

Net increase in net assets resulting from operations	$3,628	$2,618

Net investment income per common share(2)	$0.29	N/A

Change in net assets per common share(2)	$0.48	N/A

Weighted average shares outstanding(2)	7,593,422	N/A

(1)	The results of operations for the quarter ended March 31, 2011 reflect Horizon’s qualification to be treated as a Business Development Company (BDC) under the 1940 Act immediately following the Company’s initial public offering (IPO), which was effective on October 28, 2010, whereas the operating results for the quarter ended March 31, 2010 reflect the Company’s results prior to operating as a BDC under the 1940 Act. Accounting principles used in the preparation of these two periods are different, primarily as it relates to the carrying value of loan investments and classification of hedging activity. Therefore, the results of operations and financial position for the quarters ended March 31, 2011, and March 31, 2010, are not directly comparable.

(2)	For the three months ended March 31, 2010, the Company did not have common shares outstanding or an equivalent and therefore earnings per share and weighted average shares outstanding information for this period is not provided.

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com